FILING FEE **$40.00**

☐ OPTIONAL EXPEDITED SERVICE + $25.00

DO NOT STAPLE

Sec. 180.1007
Wis. Stats.

State of Wisconsin
DEPARTMENT OF FINANCIAL INSTITUTIONS
Division of Corporate & Consumer Services

RESTATED ARTICLES OF INCORPORATION
STOCK FOR-PROFIT CORPORATION

The following restated articles of incorporation of

Journal Media Group, Inc.,

(Corporate name prior to any change effected by this restatement)

duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation and any amendments thereto:

Article 1. Name of the corporation: Journal Media Group, Inc.

Article 2. The corporation is organized under Ch. 180 of the Wisconsin Statutes.

Article 3. The corporation shall be authorized to issue 100 common shares.

Article 4. Name of the registered agent: CT Corporation System

Article 5. Street address of the registered office: (*The complete address, including street and number, if assigned, and ZIP code. P O Box address may be included as part of the address, but is insufficient alone.*)

8020 Excelsior Drive, Suite 200
Dane County, Madison, Wisconsin 53717

Article 6. Other provisions (OPTIONAL):

CERTIFICATE

This is to certify that the foregoing restated articles of incorporation

A. ☐ Does not contain any amendment requiring shareholder approval and were adopted by the board of directors or incorporators.

OR

B. ☑ Contains one or more amendments to the articles of incorporation

(NOTE: Select and mark **(X)** for A. or B. above.

COMPLETE THIS SECTION only if you have marked "**B**" above.

Amendment(s) adopted on April 8, 2016 (Date)

(*Indicate the method of adoption by checking (X) the appropriate choice below.*)

☐ In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

☑ In accordance with sec. 180.1003 and 180.1004, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐ In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on April 8, 2016
(Date)

[Signature]
(Signature)

Title: ☐ President ☑ Secretary
or other officer title

Elizabeth A. Allen
(Printed name)

This document was drafted by Tiana M. Butcher, Nixon Peabody LLP
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1007 Wis. Stats. for document content)

Please use BLACK ink. Submit one original along with the required filing fee of $40.00 to the address listed below. Make checks payable to the "Department of Financial Institutions". Filing fee is non-refundable. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats.

Mailing Address:	**Physical Address for Express Mail:**	
State of WI-Dept. of Financial Institutions Box 93348 Milwaukee WI 53293-0348	Department of Financial Institutions Division of Corporate & Consumer Services 201 W. Washington Ave – Suite 300 Madison WI 53703	Phone: 608-261-7577 TTY: 711

NOTICE: This form may be used to accomplish a filing required or permitted by statute to be made with the department. Information requested may be used for secondary purposes. This document can be made available in alternate formats upon request to qualifying individuals with disabilities.

Gannett Co., Inc.
Attn: Elizabeth A. Allen
7950 Jones Branch Drive
McLean, VA 22107

▲ Enter your return address within the bracket above.

Phone number during the day: (703) 854 - 6000

INSTRUCTIONS (continued)

Enter the present name of the corporation (before any change effected by the restatement) and continue with the text of the restated articles. The text must contain the information specified for Articles 1 through 5, and may contain additional information that you create in the document.

A or B. Complete the certificate, selecting and marking (X) item A **or** B to indicate whether the restatement was adopted by the board of directors or incorporators, or contains amendments requiring shareholder approval. If item B is used, indicate the date of adoption of the amendments and further mark (X) the appropriate statement in item B to indicate the method of adoption. If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

By Board of Directors – Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors – Before issuance of shares – See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C. Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An **officer** of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is **not** empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.